Exhibit 10.7

Description of Executive Bonus Plan

Fiscal Year 2013 Annual Bonus Plan

The Board of Directors approved a Fiscal Year 2013 Annual Bonus Plan covering Messrs. Wang, Laplante, Kohn, Legall and Day. The target bonus for Dr. Wang is 50% of his annual base salary. The target bonus for Messrs. Laplante, Kohn, Legall and Day is 30% of their respective annual base salaries. Payouts, if any, are to be determined by the Compensation Committee of the Board of Directors under the terms of the plan. In making its determination, the Compensation Committee will consider the Company’s performance against revenue and profitability metrics established by the Board of Directors. The Compensation Committee will also consider each executive’s performance against management objectives. The performance weighting is 60% for the revenue metric, 30% for the profitability metric and 10% for the management objective metrics. On target performance is intended to result in a payout at target levels. Above target performance is intended to result in payment above target levels, with a maximum payout equal to twice the annual targeted payout. Any annual bonus plan payouts will be made no later than 2 and one-half months following the end of the Company’s 2013 fiscal year.